UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.            )

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Advanced Photonix, Inc.
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ADVANCED PHOTONIX, INC.
Proxy Statement and 2009 Annual Report to Stockholders

To our stockholders:

     Despite the grim macro-economic environment of the past year, we managed to have a good year. Our plan for the 2009 fiscal year called for 30% revenue growth and we finished at 28%, commendable, especially considering the dismal economy in the second half of the 2009 fiscal year. Sales of our major growth platforms, the High-Speed Optical Receiver (HSOR), and the terahertz (THz) system, were admirable in this challenging, deflationary economic environment but not immune to the slow-down in the second half of the fiscal year. Our Military market revenue grew by 109%, but much of this was driven by contract releases on existing programs, rather than growth in the programs or new design wins. While the Military market is not a high growth market, it is somewhat insulated from the short term impact of the recession and remained stable in the second half of the fiscal year. As one would expect our revenues in the Industrial market were the hardest hit with a 20% decline in the second half of the year for the Optosolutions product platform due to the recession. While Industrial market revenues were up 12% for the fiscal year, this increase was entirely driven by the growth from the Nondestructive Testing (NDT) THz product platform, which was up 78%. The combination of high growth opportunities in HSOR and THz combined with the breadth of our five diverse markets has insulated us from the dramatic drop in revenues many other companies experienced in the 2009 fiscal year.

     Sales of our HSOR grew 15% for the 2009 fiscal year despite dropping 48% in the 4th quarter, due to customer inventory reduction programs in response to the uncertainty of the depth and length of the recession. If these inventory reduction programs had not been implemented and the revenues from the 3rd to the 4th quarter remained constant, this market segment would have grown approximately 30% for the 2009 fiscal year. Our customers’ inventory reduction programs seem to have been completed and we expect the return to growth of this product platform for the 2010 fiscal year.

     Now I would like to give you some more details on each of our product platforms and their prospects for the 2010 fiscal year.

HIGH-SPEED OPTICAL RECEIVERS

     The great news is that the fundamental demand for HSOR products in the 40G product offering is not expected to change. According to Cisco’s recent forecast, global IP traffic will increase fivefold by 2013, driven by all forms of video, which will represent 90% of global IP traffic. This translates into a continued infrastructure build-out over the foreseeable future in order to provide the capacity necessary to support the growth of video and HDTV. We expect the 40G short reach, long haul and metro markets to be essential components in this infrastructure expansion.

     Our new product development plans for the 2010 fiscal year are expected to include next generation 40G and future generation 100G receivers. These new products require the development and integration of new optical technologies into our high-speed optical receivers. As a result these products are moving from a component to a compact subsystem. We have taken a formal industry-leading role in establishing standards for the future 100G optical receivers. We expect deployment will begin in the 2011 fiscal year and be complementary to the growing 40G market.

     While we cannot predict quarter to quarter growth, we believe that the growth in our Telecommunications market segment will be 30% to 50% in the 2010 fiscal year, driven by the 40G product line.

TERAHERTZ

     Sales of T-Ray 4000® units, our primary THz product, to various research and Industrial markets, combined with government development contracts, were very strong in the 2009 fiscal year, growing 78% from the 2008 fiscal year. We have been and will continue to work with several industrial and defense companies who are interested in deploying THz on the factory floor. Most of you are aware of the Radome, F-35, and Nuclear gauge programs with which we are involved, but for those of you who are new stockholders; let me bring you up to speed.

     The Radome program is a Phase II SBIR contract to provide the Air Force with a handheld THz system that would be used in the nondestructive testing of advanced composite materials used in the construction of radomes. The current method of defect identification and location is subjective, inaccurate and tedious. Our existing T-Ray 4000® will incorporate a newly designed handheld scanner capable of scanning a 6 inch width in a single pass. This will provide the Air Force with the ability not only to locate delamination and water intrusion, but allow a more accurate forecast of the materials’ operational life.

     Our contract with the Air Force was awarded in October of 2007, and we believe that the system will be delivered in September 2009. While we do not know of any follow on system orders, we believe that the Air Force will find our system a practical and effective system for deployment.

     The F-35 program is comprised of two contracts: a Phase II SBIR that was awarded in February 2008 and a Phase I SBIR contract that was awarded in December 2008. Both contracts require us to provide development work using our existing T-Ray 4000® product platform for identification of flaws such as voids, dis-bonds, inclusions, improper geometry and dimensions, and incomplete curing in the manufacturing process for application coatings. Working with the major defense prime contractors developing and building the F-35, we have been able to demonstrate our system’s capability and are making progress in the next steps of deployment on the factory floor.

     The Nuclear gauge program is a Phase II SBIR contract to demonstrate to the Department of Homeland Security a THz system that would be used as a replacement for the Nuclear gauges used in nondestructive testing on the manufacturing floor for product quality and process control for a wide variety of goods, from consumer products to building materials. A common method of nondestructive testing utilizes an instrument named the beta gauge, which is powered by radioactive material that presents potential safety and homeland security concerns. In addition, the beta gauge has difficulty measuring some properties of interest to industrial customers, which can be measured with THz. Our existing T-Ray 4000® product platform is being cost reduced and factory floor hardened, at the same time that several industrial applications are being developed which target beta gauge replacement. We are working with a few lead industrial customers to demonstrate our system’s capability and are making slow but steady progress toward deployment on the factory floor.

     The current economic environment has slowed some of our customers’ programs and adoption rates, as a result we expect slower product sales during the 2010 fiscal year. While the deployment onto the factory floor has been slowed due to the recession, we are seeing increased activity in application development funded by commercial and government sources, as we continue to make progress toward industrial adoption of our T-Ray 4000® product platform. Given the Industrial market sensitivity to the economic conditions, we expect revenues for the THz product platform to resume growth in the second half of the 2010 fiscal year, even in the absence of a major win in the Industrial market.

OPTOELECTRONICS SOLUTIONS

     The Optoelectronic Solutions product platform had a solid 2009 fiscal year that was driven by the Military market, whose sales were up $4.4 million, or 103%, over the 2008 fiscal year. This was offset by a 33% drop in the Medical markets, which resulted from our decision to eliminate business that did not meet our gross margin objectives.

     The Industrial market was flat overall for the 2009 fiscal year, but declined by 16% during the second half of that year. We expect this trend to bottom out during the first half of the 2010 fiscal year and to result in a minimal 10% decline overall for the 2010 fiscal year.

     The growth in Military revenues came from existing design wins, some of which we projected for the 2009 fiscal year. The Military market is a slow growth, but stable market, which is characterized by long product lifecycles where growth is driven by new design wins, which have long product adoption cycles, or increased deployment of existing design wins.

Summary

     In summary, the 2009 fiscal year was a successful year for API in spite of the recession. We grew revenue by 28%, reported $.02 per share in non-GAAP earnings, and increased EBITDA by $4.4 million, moving from a negative $2.8 million to a positive $1.6 million. THz revenue increased 78%; Telecommunication revenue increased 15%; and overall Military revenue increased 109%. Our facility consolidation, revenue increase and cost saving efforts helped us improve gross margins to 44%, as we continue on the path to a sustainable 50% gross margin objective.

     The 2010 fiscal year looks encouraging, but we believe it will start slow due to the recession. The evolution in the makeup of our revenues by product platform will continue. We expect that HSOR will remain a growth engine and help make up for some of the revenue contractions that we are expecting in Industrial markets for the Optoelectronic Solutions product platform. Overall, we are expecting to see some modest revenue growth, depending on the economic recovery, and a larger increase in EBITDA resulting from a shift in our product mix and various cost saving measures (including wage freezes, staff reduction, and suspension of our 401k match for employees) we instituted during the 4th quarter of the 2009 fiscal year in response to the recession. These measures were unpleasant, but necessary as our entire organization is committed to creating increased stockholder value.

     On behalf of our team, we appreciate your continued support and look forward to growing API’s top and bottom lines in 2010.

Sincerely

Richard Kurtz
Chairman & CEO

Notice Of Annual Meeting Of Stockholders
To Be Held
August 21, 2009

To the Stockholders of Advanced Photonix, Inc.:

     You are invited to attend the 2009 Annual Meeting of Stockholders (the Annual Meeting) of Advanced Photonix, Inc., which will be held at our principal office at 2925 Boardwalk, Ann Arbor, Michigan, at 10:00 a.m., Eastern Time, on August 21, 2009, to consider the following matters:

(1)

The election of the six directors nominated by the Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified. The persons nominated by the Board of Directors are Richard D. Kurtz, Robin F. Risser, Lance Brewer, M. Scott Farese, Donald Pastor and Stephen P. Soltwedel; and

(2)	The transaction of such other matters as may properly be brought before the Annual Meeting.

     The Board of Directors has fixed the close of business on July 14, 2009 as the record date for the Annual Meeting. Only stockholders who owned our Class A Common Stock at the close of business on July 14, 2009 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Shares of our Class A Common Stock can be voted at the Annual Meeting only if the holder is present or represented by proxy.

     The Board of Directors is soliciting the accompanying proxy to vote at our 2009 Annual Meeting. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

     A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting, at our principal office at 2925 Boardwalk, Ann Arbor, Michigan 48104.

     Stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the accompanying proxy card and return it without delay in the enclosed postage prepaid envelope. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy before its exercise.

By Order of the Board of Directors,

July 17, 2009	ROBIN F. RISSER
Secretary

i

Proxy Statement
Annual Meeting of Stockholders
August 21, 2009

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Photonix, Inc. (the Board), a Delaware corporation (the Company or we), for use at the 2009 Annual Meeting and for any adjournments thereof to be held at the Company’s principal office at 2925 Boardwalk, Ann Arbor, Michigan, at 10:00 a.m., Eastern time, on August 21, 2009, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the Notice). A Board of Directors’ proxy (the Proxy) for the Annual Meeting is enclosed, by means of which you may vote as to the proposal described in this Proxy Statement.

     One proposal is scheduled for a vote at the Annual Meeting: the election of the six directors named in this Proxy Statement to serve until the next Annual Meeting of Stockholders. The Board recommends a vote FOR the election of the six nominees to the Board. All Proxies that are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder’s instructions contained in such Proxy. In the absence of instructions, shares represented by such Proxy will be voted FOR the election of the six nominees to the Board. The Board is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters in accordance with their discretion. A stockholder may vote before the Annual Meeting by mail by filling in, signing and returning the enclosed Proxy. A stockholder may vote “For” all the nominees to the Board or may withhold authority to vote for any nominee(s) specified. A stockholder may vote at the Annual Meeting if he or she attends the meeting in person. Even if you plan to attend the meeting, the Company recommends that you submit your Proxy via the mail so that your vote will count if you later decide not to attend the Annual Meeting.

     A stockholder may revoke or change his or her Proxy at any time before it is exercised by filing with the Secretary of the Company at its principal office at 2925 Boardwalk, Ann Arbor, Michigan 48104, either a written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his or her shares in person. A stockholder may receive more than one set of proxy materials, including multiple copies of this Proxy Statement and multiple Proxies. For example, if a stockholder holds shares in more than one brokerage account, he or she may receive a separate proxy card for each brokerage account in which shares are held. If a stockholder is of record and his or her shares are registered in more than one name, he will receive more than one Proxy. Please complete, sign, date and return each Proxy received to ensure that all shares are voted.

     This Proxy Statement and the accompanying Notice, Proxy and 2009 Annual Report to Stockholders are being sent to Stockholders on or about July 17, 2009.

VOTING SECURITIES

     The Company has fixed July 14, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of that date, the Company had outstanding 24,284,726 shares of Class A Common Stock, $.001 par value (the Common Stock). A quorum, representing a majority of the total outstanding shares of Common Stock, must be established for the Annual Meeting to be held and any action to be taken. The presence, in person or by proxy, of stockholders entitled to cast a majority of votes will constitute a quorum for the Annual Meeting. Holders of Common Stock are entitled to one vote for each share of Common Stock owned.

     Brokers holding shares for beneficial owners (shares held in “street name”) must vote those shares according to the specific instructions they receive from such beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. The Company believes that, in accordance with the rules applicable to such voting by brokers, brokers will have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of the Company’s directors.

     For Proposal 1, the six nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. As a plurality of votes cast is required for the election of directors, abstentions will have no effect on the outcome of the election.

     Votes will be counted by the Company’s independent inspectors of election appointed for the Annual Meeting. The Company will pay for the entire cost of preparing, assembling, printing, soliciting and mailing Proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse banks and brokers for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, by Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the period ending September 25, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 30, 2009 certain information concerning the holdings of each person who was known by the Company to be the beneficial owner of more than five percent (5%) of our outstanding shares of Common Stock, of each of our directors and executive officers, and of all of our directors and executive officers as a group.

	Number			Percent
Name & Address	of Shares	Shares Underlying		of Class
of Beneficial Owner	Owned	Options/Warrants (1)		(2)
5% Stockholders
Paul J. Solit (3)	2,925,218	500,000	(4)	13.8%
Potomac Capital Management Inc. (3)	1,503,074	292,981	(4)	7.3%
Potomac Capital Management LLC (3)	1,417,144	207,019	(4)	5.9%
825 Third Avenue, 33rd Floor
New York, NY 10022

Smithfield Fiduciary LLC	--	1,276,234	(4)	5.0%
c/o Highbridge Capital Management
9 West 57th Street, 27th Floor
New York, NY 10019

Named Executive Officers and Directors
Richard D. Kurtz	159,300	609,000	(5)	3.1%
Robin F. Risser	958,333	137,500	(6)	4.5%
Steven Williamson	1,902,667	145,500	(7)	8.4%
Lance Brewer	5,000	100,000	(5)	0.4%
M. Scott Farese	59,869	426,000	(5)	2.0%
Donald Pastor	8,000	100,000	(5)	0.4%
Stephen P. Soltwedel	37,369	450,000	(5)	2.0%
Directors & Executive Officers as a Group	3,120,538	1,968,000	(8)	21.0%
____________________

1)	Represents shares issuable pursuant to stock options and stock purchase warrants that are exercisable within 60 days of June 30, 2009.

2)

Represents percentage of issued and outstanding shares of the Company’s Common Stock, assuming the beneficial owner (and no other beneficial owner) exercises all stock purchase warrants and stock options which are exercisable within 60 days of June 30, 2009.

3)

Based solely on a Schedule 13G filed jointly by Paul J. Solit, Potomac Capital Management Inc. and Potomac Capital Management LLC. Paul J. Solit has sole voting power and sole dispositive power with respect to 5,000 shares and shared voting power and shared dispositive power with respect to 3,420,218 shares. Potomac Capital Management Inc. has sole voting power and sole dispositive power with respect to 1,796,055 shares. Potomac Capital Management LLC has sole voting power and sole dispositive power with respect to 1,624,163 shares.

4)	Represents shares underlying stock purchase warrants.

5)	Represents shares underlying stock options.

6)	Includes 125,000 shares underlying stock options and 12,500 shares underlying stock purchase warrants.

7)	Includes 125,000 shares underlying stock options and 20,500 shares underlying stock purchase warrants.

8)	Includes 1,935,000 shares underlying stock options and 33,000 shares underlying stock purchase warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

     Federal securities laws require our executive officers and directors and persons owning more than 10% of our Common Stock to file certain reports on ownership and changes in ownership with the Securities and Exchange Commission (SEC). Based on a review of our records and other information, we believe that during the fiscal year ended March 31, 2009, our executive officers, directors and persons holding more than 10% of our Common Stock timely filed Section 16(a) reports except the following: Steven Williamson failed to file two Form 4s reporting purchases of shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

     Six people will be elected at the Annual Meeting as directors of the Company, each to serve, subject to the provisions of the Company’s by-laws, until the next annual meeting of stockholders or until his successor is duly elected and qualified. It is the Board and management’s recommendation that the accompanying form of Proxy be voted FOR the election of each of the six nominees named below, all of whom are currently directors of the Company and two of whom are currently executive officers of the Company. The Board believes that the nominees named below are willing to serve as directors. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Proxy will be voted for the election of such person or persons as shall be designated by the Board pursuant to the recommendation of our Nominating and Governance Committee. The nomination of each of the nominees listed below was recommended by our Nominating and Governance Committee and approved by the Board.

     The following persons are nominees for election as directors:

Name	Age	Position or Principal Occupation	Director Since
Richard D. Kurtz	57	Chairman of the Board, President	2000
		and Chief Executive Officer
Robin F. Risser	58	Chief Financial Officer, Secretary	2005
		and Director
Lance Brewer	51	Director	2005
M. Scott Farese	52	Director	1998
Donald Pastor	55	Director	2005
Stephen P. Soltwedel	62	Director	2000

     Set forth below is certain information relating to the directors and executive officers of the Company. Directors serve annual terms until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers serve at the pleasure of the Board.

Richard D. Kurtz - Chairman of the Board, President and Chief Executive Officer
Mr. Kurtz became a director of the Company in February 2000, was elected Chairman of the Board in July 2000, and was appointed Chief Executive Officer in February 2003. In June 2006, Mr. Kurtz was appointed to serve as President of the Company. Prior to joining the Company in February 2003, he was director of Client Services and Strategic Planning for Quantum Compliance Systems Inc., a privately owned software company specializing in the development and installation of environmental health and safety management systems. Prior to joining Quantum in June 2001, Mr. Kurtz served as Vice President of Sales and Marketing for Filtertek Inc., an ESCO technology company for more than thirteen years.

Robin F. Risser – Chief Financial Officer and Director
Mr. Risser joined the Company in May 2005 through its acquisition of Picometrix, Inc., and was appointed Chief Financial Officer of the Company at that time and became a director of the Company in July 2005. Prior to joining the Company, Mr. Risser served as the Chief Executive Officer and a member of the board of directors of Picometrix, Inc. since 1992, the year in which he co-founded Picometrix. Mr. Risser is also a member of the Optical Society of America. Mr. Risser has passed the certified public accountant exam and holds an MBA from the University of Michigan.

Lance Brewer – Director
Mr. Brewer became a director of the Company in July 2005. He has been a partner at the law firm of Brewer & Brewer since 1989, the year in which he co-founded the firm. Brewer & Brewer is headquartered in Newport Beach, California and specializes in the representation of financial institutions, business acquisitions and litigation and insurance defense.

M. Scott Farese - Director
Mr. Farese became a director of the Company in August 1998. He is currently Chief Executive Officer of Memacin, a firm which he founded in 2007 that specializes in the manufacturing of dietary supplements and nutraceuticals. Prior to founding Memacin, Mr. Farese was President of Chelsea Investments, a firm which he founded in 2004 that specializes in facilitating private investments in privately held companies. For the thirteen years prior to the establishment of Chelsea Investments, Mr. Farese was employed by Filtertek, Inc., an ESCO technology company, most recently holding the position of Business Unit Director.

Donald Pastor – Director
Mr. Pastor became a director of the Company in July 2005 and is currently the Executive Vice President - Operations and Chief Financial Officer of Telephonics Corporation where he has been employed since 1986. In addition, Mr. Pastor serves as the Chief Executive Officer of TLSI, a wholly owned subsidiary of Telephonics. For the past thirty years, Mr. Pastor has held a variety of financial, administrative and operational positions in high technology and defense related industries.

Stephen P. Soltwedel - Director
Mr. Soltwedel became a director of the Company in February 2000. In May 2007 he retired as President of Filtertek, Inc., an ESCO technology company where he had been employed since 1979 and had previously held the position of Vice President and Chief Financial Officer. Prior to joining Filtertek, Mr. Soltwedel was employed by the public accounting firm of Baillies Denson Erickson & Smith in Lake Geneva, Wisconsin.

Steven Williamson (Age 55) - Chief Technology Officer
Mr. Williamson joined the Company in May 2005 through its acquisition of Picometrix, Inc. and was appointed Chief Technology Officer of the Company at that time. Prior to joining the Company, Mr. Williamson served as the President, Chief Technology Officer and a member of the board of directors of Picometrix, Inc. since 1992, the year in which he co-founded Picometrix. Mr. Williamson earned his B.A. in Physics (Optics) from the University of Rochester, has 35 publications in the field of ultra fast optics and optoelectronics and holds twelve patents.

CORPORATE GOVERNANCE

     The Company seeks to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, U.S. securities laws and NYSE Amex and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Ethical Conduct

     The Company has adopted a Code of Ethical Conduct applicable to its President and Chief Executive Officer (CEO) and Chief Financial Officer (CFO) pursuant to the Sarbanes-Oxley Act of 2002. In addition the Company has adopted a Code of Business Conduct and Ethics applicable to all employees and directors, including the officers listed above. Both Codes of Ethics are published on the Company’s web site, www.advancedphotonix.com under the “Corporate Governance” link on the Investors page. Both Codes of Ethics are also available in print to any requesting stockholder. We will post any amendments to or waivers of either Code of Ethics on the Company’s website.

BOARD MEETINGS AND COMMITTEES

Board Meetings, Annual Meeting and Attendance of Directors

     The Board held four meetings during the fiscal year ended March 31, 2009. Each person who served as a director during the 2009 fiscal year attended at least 75% or more of the aggregate of (i) the total number of meetings of the Board held while such person was a director, and (ii) the total number of meetings held by all committees of the Board on which such person served while such person was a member of such committee. As a matter of policy, members of the Board are required to make every reasonable effort to attend the Annual Meeting. All members of the Board attended the Company’s 2008 Annual Meeting of Stockholders.

Director Independence

     The Board has affirmatively determined that the following directors have no material relationship with the Company and are independent within the meaning of Rule 10A-3 of the Security Exchange Act of 1934, as amended (Rule 10A-3) and within the applicable NYSE Amex definition of “independence”: Lance Brewer, M. Scott Farese, Donald Pastor and Stephen P. Soltwedel. Independent directors receive no compensation from the Company for service on the Board or the Committees other than directors’ fees and non-discretionary awards granted under our 2007 Equity Incentive Plan.

Executive Sessions

     As required by the NYSE Amex listing standards, our non-management directors meet in executive sessions with only non-management directors present at least once annually.

Communications with Directors

     You may contact the entire Board, any Committee of the Board, the non-management directors as a group or any individual director by calling the Company’s hotline at 800-785-1003 (U.S. and Canada) which is administered by the third party service provider, Lighthouse Services. Lighthouse Services collects all requests for contact and delivers them to the appropriate director or group of directors. The contact information for our hotline is also located on our website at www.advancedphotonix.com under the “Investor Inquiries” link on the Investors page. Stockholders are also welcome to communicate directly with the Board at the Company’s Annual Meeting.

Committees of the Board

     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent directors within the applicable definitions of the NYSE Amex listing standards and Rule 10A-3. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company. The charters for the Audit Committee, the Compensation Committee and the Nominating Governance Committee have been approved by the Board and are posted on the Company’s website, www.advancedphotonix.com under the “Corporate Governance” link on the Investors page. The charters are also available in print to any requesting stockholder.

     Audit Committee. As set forth in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to: (1) oversee the Company’s financial reporting principles and policies including review of the financial reports and other financial and related information released by the Company to the public, or in certain circumstances governmental bodies; (2) review the Company’s system of internal controls regarding finance, accounting, business conduct and ethics and legal compliance that management and the Board have established; (3) review the Company’s accounting and financial reporting processes; (4) review and appraise with management the performance of the Company’s independent auditors; and (5) provide an open avenue of communication between the independent auditors and the Board. The Audit Committee, chaired by Stephen Soltwedel, held six meetings during the fiscal year ended March 31, 2009. During the 2009 fiscal year, the Audit Committee consisted of Messrs. Farese, Pastor and Soltwedel. The Board has determined that Donald Pastor and Stephen P. Soltwedel qualify as “audit committee financial experts” under the regulations promulgated by the SEC.

     Compensation Committee. The Compensation Committee evaluates directors and management compensation plans as well as the Company’s equity incentive plans. The Compensation Committee, chaired by Scott Farese, met four times during the 2009 fiscal year. The members of the Compensation Committee are Messrs. Brewer, Farese, and Soltwedel. Pursuant to the Compensation Committee Charter, the Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and (ii) reviewing and approving an annual report on executive compensation prepared by management for inclusion in the Proxy Statement in accordance with applicable rules and regulations. The Committee made recommendations concerning executive compensation for our executive officers for the 2009 fiscal year which were approved by the independent directors of the Board. Further information relating to the Compensation Committee’s processes and procedures for the consideration and determination of executive officer and director compensation is set forth under the heading “Compensation Discussion and Analysis.”

     Nominating and Governance Committee. The Nominating and Governance Committee identifies individuals qualified to become members of the Board and its Committees and addresses the Company’s demands for governance. The Nominating and Governance Committee, chaired by Lance Brewer, held two meetings during the 2009 fiscal year. The members of the Nominating and Governance Committee are Messrs. Brewer, Farese and Pastor. The Committee’s responsibilities include (i) identifying individuals qualified to become Board members, (ii) recommending individuals to the Board as director nominees and recommending directors to serve as members of the Board’s Committees, and (iii) developing and recommending to the Board a set of Corporate Governance Guidelines.

     Nomination Procedures. The Nominating and Governance Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. In conducting this assessment, the Nominating and Governance Committee considers, among other things, skills, expertise, integrity, character, judgment, independence, corporate experience, length of service, willingness to serve, conflicts and commitments (including, among other things, the number of other public and private company boards on which a director candidate serves), and such other factors as it deems appropriate to maintain a balance of knowledge, experience and capability on the Board. The Committee also considers whether a prospective nominee has appropriate business experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board.

     In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Committee identifies potential new director candidates by recommendations from its members, other Board members, Company management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm.

     The Nominating and Governance Committee considers recommendations for director candidates submitted by stockholders using the same criteria that it applies to recommendations from the Committee members, directors and members of management. In order to be considered, a recommendation from a stockholder must be submitted to the Secretary of the Company in accordance with the director nomination procedures set forth in our by-laws and the applicable rules of the SEC. See the section of this proxy under the heading “Proposals of Stockholders.”

     The Company has not made any changes to the procedures by which stockholders may recommend nominees to the Board since the Company’s last proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     This Compensation Discussion and Analysis provides information on the compensation program in place for the Company’s President and Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Technology Officer (CTO) (together, Named Executive Officers or NEOs).

     Compensation Philosophy and Objectives. The Company generally compensates the NEOs with a mix of base salary, cash bonus and equity compensation designed to be competitive with the compensation offered by peer companies of similar size which operate in similar industries. The objective of the Company’s compensation program is to attract and retain exceptional personnel. The Compensation Committee does not consider the Company’s current compensation program to encourage unnecessary or excessive risk-taking and from time to time reviews the program to determine if any such risk-taking may be so encouraged.

     Board Process. The Compensation Committee reports to the Board of Directors (Board) and is responsible for setting and administering the Company’s compensation program and policies as well as monitoring the Company’s compensation philosophy and objectives. Upon conclusion of each fiscal year, the Compensation Committee reviews and recommends to the Board for approval various compensation elements, including cash bonuses payable for the prior year and base salaries and “target” cash bonuses (expressed as a percentage of base salary) for the next fiscal year for the CEO, CFO and CTO. Generally, the Compensation Committee reviews the total compensation of the CEO, and, following discussions with him and other advisors where it deems appropriate, establishes the CEO’s total compensation level to be recommended to the Board. With respect to the total compensation levels of the other NEOs, the Compensation Committee receives recommendations from the CEO and other performance evaluations and, based on such input, provides its recommendations to the Board.

     The Compensation Committee has discretion to grant stock options and stock awards to the NEOs. In deciding about potential grants, the Compensation Committee, in general, considers the equity incentive practices of peer companies, the goals of the Company’s equity incentive program, recommendations of the CEO and, as applicable, reports received from its independent compensation consultant.

     Principles and Methodologies for Setting Compensation. In order to establish the cash component of the NEOs’ compensation for the 2009 fiscal year, the Compensation Committee established targeted cash compensation (the aggregate level of cash compensation that the Company would pay if target Company performance objectives under the Executive Incentive Compensation Plan (Bonus Plan) were achieved) for each NEO and then allocated this amount between base salary and potential cash bonus under the Bonus Plan. Targeted cash compensation for the 2009 fiscal year was determined by referring to the Lipis compensation survey, discussed immediately below (which was used in arriving at the targeted cash compensation of the NEOs for the prior fiscal year) and adjusting the targeted amount for the prior fiscal year to account for changes in cost of living, challenges expected to be confronted by the Company in the 2009 fiscal year (including anticipated macro-economic conditions), if applicable, the NEOs’ changed scope of responsibility, and to more fully align the base salaries of the NEOs for the 2009 fiscal year with the salaries paid by the median level of the Company’s peer companies (as determined in the Lipis survey).

     As mentioned above, in determining targeted cash compensation for the 2009 fiscal year, the Compensation Committee referred to a survey conducted to determine the NEOs’ overall cash compensation for the 2008 fiscal year. Such survey was prepared by an independent consulting firm, Lipis Consulting, Inc., which specializes in compensation analysis. The Compensation Committee requested that the consulting firm develop a peer group which included other “high tech” companies and report the base salaries, incentive cash bonuses and equity awards paid to officers in the peer group holding positions similar to the NEOs. The Compensation Committee also requested information as to the total compensation package and the ratio of the different elements within such total compensation package for the comparably positioned officers in the peer group. The consulting firm performed a statistical survey of the peer group companies but did not recommend specific changes to the NEOs’ compensation packages. The consulting firm’s study included information with respect to 59 publicly held technology companies.1 Over 50% of the peer group consisted of companies in the semiconductor industry.

     In allocating cash compensation between base salary and cash bonus payments, the Compensation Committee believes that because the Company’s executive officers have the greatest ability to influence the Company’s performance, the ratio of cash bonus to base salary should be higher with respect to the NEO’s compensation than the ratio used for its other employees. Accordingly, the Compensation Committee allocated approximately 35% of the CFO’s and CTO’s targeted cash compensation to cash bonus payments and, with respect to the CEO, who is the individual with the greatest ability to influence the Company’s performance, 50% of his targeted cash compensation to cash bonus payments with, in each case, an even greater portion of total cash compensation being at risk and tied to performance if the maximum performance objectives under the Bonus Plan are accomplished. In addition to cash compensation, the NEOs’ compensation typically includes an equity component to align the NEOs’ interests with the long-term interests of the Company’s stockholders. In determining equity awards for each NEO, the Compensation Committee takes into account Company performance, the NEO’s scope of responsibility and the importance to the Company of such NEO.

Elements of Executive Compensation.

      Base Salary. The Compensation Committee believes in providing the NEOs with a level of cash compensation in the form of base salary that is generally competitive with the base salaries paid to the executive officers of the Company’s peer companies. Base salary is intended to provide an element of certainty and security to the NEOs on an ongoing basis. The Compensation Committee reviews base salaries at the end of each fiscal year and adjusts them as warranted. With respect to the 2009 fiscal year, primarily based upon the Lipis compensation survey, the Compensation Committee recommended that the base salaries of the NEOs be increased to bring them on par with the base salaries paid at the median level of the Company’s peer companies in the survey. (In the 2008 fiscal year, the Company had started the process of increasing the base salaries of the NEOs to be on par with those paid at the median level of the Company’s peer group but the Compensation Committee at that time believed that an immediate increase to such median level was not appropriate. For the 2009 fiscal year, the Compensation Committee recommended that the balance of the increase necessary to bring the NEOs’ base salaries to the median level of the peer companies be awarded.) Specifically, the Compensation Committee recommended, and the independent members of the Board approved, a base salary increase of $52,686 for the CEO, $17,680 for the CFO and $10,192 for the CTO for the 2009 fiscal year. From time to time, the Compensation Committee may again make adjustments in order to better equate the cash compensation payable to the NEOs with the cash compensation payable to similarly situated officers at the Company’s peers.
____________________

1	The peer group reviewed by the Compensation Committee’s independent compensation consultant consisted of the following companies:

Hytek Microsystems Inc, Logicvision Inc, Tripath Technology Inc, Universal Display Corp, DPAC Technologies Corp, Mosys Inc, NVE Corp, Micropac Industries Inc, Micro Linear Corp/CA/, Alliance Fiber Optic Product, Simtek Corp, Quicklogic Corp, Transwitch Corp, Ramtron International Corp, HI/FN Inc, AXT Inc, Mellanox Technologies Ltd, Transmeta Corp, HEI Inc, 8X8 Inc, Techwell Inc, Staktek Holdings Inc, GSI Technology Inc, Virage Logic Corp, Centillium Communications, Advanced Power Technology Inc, Color Kinetics Inc, Catalyst Semiconductor Inc, Rae Systems Inc, Exar Corp, Microtune Inc, Optical Communication Prods, Volterra Semiconductor Corp, Sipex Corp, Stratos International Inc, Advanced Analogic Tech, PLX Technology Inc, Zilog Inc, Kopin Corp, Netlogic Microsystems Inc, Supertex Inc, ESS Technology Inc, Leadis Technology Inc, Evergreen Solar Inc, Monolithic Power Systems Inc, Oplink Communications Inc, White Electronic Designs CP, Energy Conversion Dev, Pericom Semiconductor Corp, Anaren Inc, Hittite Microwave Corp, Pixelworks Inc, Ikanos Communications Inc, First Solar Inc, Mindspeed Technologies Inc, Sirenza Microdevices Inc, Zarlink Semiconductor Inc, IPG Photonics Corp, American Science Engineering.

     Bonus Plan. The Company maintains the Bonus Plan pursuant to which it pays short-term incentive cash bonuses based upon achievement of certain Company performance objectives (relating to sales and adjusted EBITDA results, each term as described under the Bonus Plan) established by the Compensation Committee at the beginning of each fiscal year. Under the Bonus Plan, each NEO is assigned a targeted cash bonus expressed as a percentage (ranging between 35% and 50%) of such NEO’s base salary. The NEO is eligible to earn up to 200% of his targeted cash bonus each fiscal year based on the level of achievement of that year’s Company performance objectives. The Compensation Committee believes that sales and adjusted EBITDA are the most appropriate and reliable criteria upon which to base cash bonus payments because such data is most fundamental to evaluating the Company’s growth and success. The range of Company performance objectives is considered appropriate given the Company’s debt, capital structure and projected revenue growth and income. At the end of each fiscal year, the Compensation Committee compares the Company’s actual performance to its performance objectives in order to determine the cash bonus for each NEO, which may be less or greater than such NEO’s targeted cash bonus, depending on the Company’s sales and adjusted EBITDA for the year.

     For the 2009 fiscal year, the Compensation Committee set minimum Company performance objectives of sales of $26.3 million and adjusted EBITDA of 3.8% of sales (meaning that if the Company achieved sales of less than $26.3 million or adjusted EBITDA of less than 3.8% of sales, an NEO would not receive any cash bonus under the Bonus Plan for that year) and maximum Company performance objectives of sales of $33.5 million and adjusted EBITDA of 15.6% of sales (meaning that if the Company achieved sales of at least $33.5 million and adjusted EBITDA of at least 15.6% of sales, an NEO would be paid the maximum cash bonus under the Bonus Plan). Between the minimum and the maximum cash bonus payments, the Bonus Plan establishes a matrix that combines the two Company performance objectives (expressed in terms of sales and adjusted EBITDA) and establishes the level of cash bonus earned based on the actual Company performance results. The amount of sales and the adjusted EBITDA that are midway between the minimum and maximum performance objectives are the Company’s targeted results for the applicable fiscal year. However, achievement of the targeted result for one of the performance objectives will not result in payment of 100% of the NEOs’ targeted cash bonus unless the other performance objective is also achieved at the targeted result. Given the Company’s historical performance, the Compensation Committee believes that the Company performance objectives are realistic and attainable at the minimum level and inspirational but plausible at the maximum level and accordingly provide motivation to the NEOs under a wide range of circumstances. For its 2009 fiscal year, the Company achieved in the range of its targeted sales results ($30 million) and in the low range of its adjusted EBITDA (6% of sales). As a result, under the Bonus Plan each NEO was awarded 60% of his cash bonus opportunity for the 2009 fiscal year which for the CEO was 30% of his base salary, or a cash bonus of $88,000, for the CFO was 21% of his base salary, or a cash bonus of $47,250, and for the CTO was 21% of his base salary, or a cash bonus of $44,100. The Compensation Committee is authorized to make discretionary cash bonus payments to the NEOs (without regard to the satisfaction of performance objectives) due to extraordinary circumstances during a fiscal year, but no such discretionary cash bonuses were paid to the NEOs for the 2009 fiscal year.

     Equity Plan. Under the Company’s 2007 Equity Incentive Plan (Equity Plan), the Company may grant stock options and stock awards, which may be subject to time-based or performance-based vesting. The Compensation Committee believes that equity awards are an important component of long-term compensation, helping to attract and retain executive talent. In the 2009 fiscal year, the Compensation Committee approved a stock option grant under the Equity Plan to the CEO (on account of the Company’s financial performance) of 100,000 shares, to the CFO (on account of the Company’s compliance with regulatory requirements including under the Sarbanes-Oxley Act) of 50,000 shares and to the CTO (on account of the Company’s technological developments) of 50,000 shares.

     Post-Termination Benefits and Change in Control Arrangements. The Company does not currently provide any NEO with benefits in the event of employment termination or a change in control of the Company, although under the Equity Plan the Board may, in its sole discretion, accelerate vesting of stock options and stock awards in connection with a change in control. Nonetheless, the Compensation Committee views such post-termination benefits as a potentially valuable compensation element to attract and retain the highest quality executive officers and will continue to evaluate their usefulness on a case-by-case basis.

     Benefits. In terms of health benefit plans, retirement plans and perquisites, the NEOs receive the same benefits and perquisites as all other Company employees except that the NEOs are entitled to supplemental long-term disability benefits which are greater than those offered by the Company to its other employees. The cost to the Company for this benefit is included in the Summary Compensation Table under the category “All Other Compensation.”

Certain Tax and Accounting Considerations: Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers. The Compensation Committee considers the impact of this deductibility limitation on its compensation program; however, in certain cases, the Compensation Committee may determine that the Company’s interest in providing necessary compensation to these executives may outweigh its interest in tax deductibility.

     Current accounting rules, including Statement on Financial Accounting Standards No. 123R (FAS 123R), “Share-Based Payment,” require the Company to record, as an expense, the estimated fair value of stock option and restricted stock grants, which reduces the Company’s reported profits. The Compensation Committee considers the impact of this expense when determining the type and value of equity awards to be granted to its employees, including the NEOs.

     The Company uses the Black-Scholes model to determine the fair value of equity grants, ensuring that the amount of compensation accrued annually by the Company in connection with its stock option grants may be more easily compared year to year since the Black-Scholes model is the same methodology used by the Company to determine its compensation expense under FAS 123R.

     Compensation Committee Report

     We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2009 Stockholder Meeting Schedule 14A Proxy Statement (Proxy Statement), filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy Statement.

Compensation Committee
M. Scott Farese (Chairman)
Lance Brewer
Stephen P. Soltwedel

EXECUTIVE COMPENSATION TABLES AND NARRATIVE DISCLOSURE

     The following tables set forth compensation for the Company’s President and Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Technology Officer (CTO) (together, Named Executive Officers or NEOs) for the 2009 fiscal year.

Summary Compensation Table

     The following table sets forth the compensation of the Named Executive Officers for the fiscal years ended March 31, 2009, 2008 and 2007.

			Stock Option	Non-Equity	All Other
Name & Position	Year	Salary ($)	Awards	Incentive Plan	Compensation	Total ($)
			($) (1)	Compensation ($)	($) (2)
Richard D. Kurtz, CEO	2009	295,006	23,913	88,502	14,480	421,901
	2008	256,000	8,095	-	6,332	262,332
	2007	185,000	17,406	64,750	8,690	275,846
Robin F. Risser, CFO	2009	224,994	24,124	47,248	14,867	311,233
	2008	206,928	14,247	-	9,418	216,346
	2007	185,000	17,525	45,325	8,682	256,532
Steven Williamson, CTO	2009	209,997	24,124	44,099	14,056	292,276
	2008	200,008	14,247	-	8,918	208,926
	2007	185,000	17,525	45,325	8,502	256,352
____________________

1)

Represents the amount of compensation cost recognized by the Company in the 2007 through 2009 fiscal years related to stock option awards granted in the reported fiscal year and any prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officers. For a discussion of valuation assumptions see Note 1 to the Company’s 2009, 2008 and 2007 Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended March 31, 2009, 2008 and 2007.

2)	Amounts include life insurance premiums, Company matching contributions to the 401K Savings Plan and long-term disability premiums.

Grants of Plan-Based Awards Table

     The Company provides cash incentive awards to the NEOs pursuant to the Executive Incentive Compensation Plan (Bonus Plan). Annually, the Compensation Committee establishes a targeted cash bonus for each NEO based on a percentage of his annual base salary. With respect to the 2009 fiscal year, the CEO’s targeted cash bonus was 50% of his 2009 annual base salary and the CFO’s and the CTO’s targeted cash bonuses were 35% of their 2009 annual base salaries. The Bonus Plan provides for a range of potential cash bonus payments based on the Company’s achievement of sales and adjusted EBITDA results (each term, as described under the Bonus Plan) which are approved by the Compensation Committee at the beginning of the fiscal year and are set forth in a matrix of potential results. The NEOs are eligible for cash bonus payments under the bonus matrix ranging from 20% to 200% of their targeted cash bonuses based on the Company’s sales and adjusted EBITDA results for the fiscal year. Due to the sales and adjusted EBITDA results achieved by the Company for the 2009 fiscal year, each NEO was entitled to receive 60% of his targeted cash bonus for the 2009 fiscal year. A discussion of the Compensation Committee’s administration of the Bonus Plan is provided under the heading “Compensation Discussion and Analysis.”

Estimated Future Payout Under Non-Equity Incentive Plan Awards

					All Other	Exercise	Grant Date
					Option	or Base	Fair Value
	Estimated Future Pay-Outs				Awards:	Price of	of Stock
	Under Non-Equity Incentive			Grant Date	Number of	Option	and Option
	Plan Awards (1)				Securities	Awards	Awards
					Underlying	($/Share)	($)(3)
Name					Options (#)(2)
	Threshold	Target	Maximum
	($)	($)	($)
Richard D. Kurtz	29,500	147,503	295,006	6/10/2008	100,000	1.50	19,197

Robin F. Risser	15,750	78,748	157,499	6/10/2008	50,000	1.50	9,599

Steven Williamson	14,700	73,499	146,998	6/10/2008	50,000	1.50	9,599
____________________

1)

The threshold, target and maximum amounts which could be paid under the Bonus Plan with respect to the 2009 fiscal year represent 20%, 100% and 200%, respectively, of each NEO’s targeted bonus. A discussion of the Bonus Plan is provided under the heading “Compensation Discussion and Analysis.”

2)

Each such award consists of an option to purchase shares of Common Stock that has a term of ten years and becomes exercisable as to one-fourth of the shares covered by the award on each of the six month, first, second and third anniversaries of the grant date.

3)

Represents the value estimated by the Company for any restricted stock and option awards granted in the 2009 fiscal year, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officer. The grant date fair value of option awards granted in the 2009 fiscal year was $.70 per share. For a discussion of valuation assumptions see Note 1 to the Company’s 2009, 2008 and 2007 Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended March 31, 2009, 2008 and 2007.

Narrative Addendum to the Summary Compensation Table
and the Grants of Plan-Based Awards Table

Equity Plan

     The only compensation plan pursuant to which the Company presently grants equity awards is its 2007 Equity Incentive Plan (Equity Plan). Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted stock options and restricted stock awards (Awards). The exercise price of all stock options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986, is the fair market value on the date of the grant. All employees of the Company and its subsidiaries as well as the Company’s non-employee directors, consultants and advisors are eligible to receive Awards under the Equity Plan. The Equity Plan provides that the Compensation Committee may determine which employees are granted Awards and the number of shares subject to each Award. In the 2009 fiscal year, the Company granted stock options to the NEOs. The non-employee directors also received automatic grants of stock awards as further described in the narrative following the Director Compensation Table.

     Upon termination of employment (unless due to death, disability or retirement), options granted to an employee remain exercisable for three months following such termination. Subject to certain conditions, upon a termination of employment due to the death of an employee, all options then held become fully exercisable and remain so for the remainder of their terms. Subject to certain conditions, upon the termination of employment due to the retirement or disability of an employee, all options then held will continue to vest and will remain exercisable for the remainder of their terms. Upon a termination of employment for any reason, restricted stock granted to an employee as to which vesting conditions have not been satisfied or waived are forfeited.

     Prior to the adoption of the Equity Plan, the Company granted options under its 1997 Employee Stock Option Plan and its 2000 Stock Option Plan (together, Prior Option Plans). Following adoption of the Equity Plan, the Company ceased to award options under the Prior Option Plans. However, all outstanding options awarded under the Prior Option Plans continue to be governed by the terms of such Prior Option Plans.

Outstanding Equity Awards at Fiscal Year End Table

     The following table sets forth information regarding the unexercised options held by each of the NEOs as of March 31, 2009.

	Number of Securities	Number of Securities	Option
	Underlying Unexercised	Underlying Unexercised	Exercise	Option
	Options – Exercisable (#)	Options – Unexercisable	Price ($)	Expiration Date
Name		(#)
Richard D. Kurtz	25,000		5.34	2/22/2010
	150,000		3.19	8/25/2010
	70,000		0.80	4/20/2011
	25,000		0.86	8/17/2011
	150,000		0.67	2/20/2012
	150,000		0.93	5/19/2013
	28,000		2.25	6/10/2014
	16,800	4,200(1)	2.32	6/03/2015
	25,000	75,000(2)	1.50	6/03/2018

Robin F. Risser	100,000		2.11	5/02/2015
	12,500	37,500(2)	1.50	6/03/2018

Steven Williamson	100,000		2.11	5/02/2015
	12,500	37,500(2)	1.50	6/03/2018
____________________

1)	The option was granted on June 3, 2005 and becomes exercisable as to 20% of the shares underlying the option on the six month, first, second, third and fourth anniversaries of the grant date.

2)	The option was granted on June 10, 2008 and becomes exercisable as to 25% of the shares underlying the option on the six month, first, second and third anniversaries of the grant date.

Option Exercises and Stock Vested

     No stock options were exercised by, and no restricted stock vested with respect to, any of the NEOs during the fiscal year ended March 31, 2009.

Post-Termination Benefits and Change in Control

     Currently, no Named Executive Officer is eligible for any post-termination benefits, including the payment of any amounts or provision of any benefits in connection with a change in control of the Company.

Director Compensation Table

     The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended March 31, 2009.

Name	Fees Earned or	Stock Awards	Option Awards
	Paid in Cash ($)	$ (1)	($) (1)	Total ($)
Lance Brewer	47,900	-	7,948	55,848
M. Scott Farese	51,650	25,000	-	76,650
Donald Pastor	47,150	-	7,948	55,098
Steve P. Soltwedel	54,400	25,000	-	79,400
____________________

1)

 Represents the amount of compensation cost recognized by the Company in the 2009 fiscal year related to stock option awards and restricted stock awards granted in the 2009 fiscal year and any prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the directors. For a discussion of valuation assumptions see Note 1 to the Company’s 2009 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009.

Director Fees

     During the 2009 fiscal year, each non-employee director was paid an annual retainer of $40,650 plus a fee of $1,000 for each Board meeting attended. In addition each non-employee committee member was paid $1,000 for each committee meeting attended, and the Chairman of the Compensation Committee received $250 per quarter and the Chairman of the Audit Committee received $625 per quarter. In addition, the Company reimburses any out-of-town non-employee directors for expenses associated with travel to any Board meeting.

Automatic Equity Grants

     The Company’s non-employee directors participate in the Equity Plan. Under the Equity Plan, upon a non-employee director’s initial appointment to the Board, such director receives an automatic initial stock grant covering that number of shares of Common Stock having a fair market value of $25,000 on the date of the grant (pro-rated for the period from the date of appointment to the following September 1), which fully vests on the six month anniversary of the grant date. On September 1 of each year, each then serving non-employee director receives an automatic annual stock grant covering that number of shares of Common Stock having a fair market value of $25,000 on the date of grant, which fully vests on the six month anniversary of the grant date. Any non-employee director, however, who received an initial option grant under any prior option plans that is not fully-vested on the date such director would otherwise receive an automatic stock grant will not be entitled to receive such stock grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is the obligor with respect to a promissory note held by Mr. Risser, a director of the Company and its CFO (the Risser Note), and a promissory note held by Mr. Williamson, the Company’s CTO (the Williamson Note). The notes were entered into in connection with the Company’s acquisition of Messrs. Risser’s and Williamson’s equity interests in Picometrix, Inc. in 2005. The highest amount owing under the Risser Note during the 2009 fiscal year was $616,833, which was the amount owing as of April 1, 2008. The highest amount owing under the Williamson Note during the 2009 fiscal year was $1,233,667, which was the amount owing as of April 1, 2008. As of March 31, 2009, $466,833 was outstanding under the Risser Note and $933,667 was outstanding under the Williamson Note. The principal and interest on the Notes is payable in annual installments and each promissory note accrues interest at the rate of 9.25% per annum. As approved by the Company’s Audit Committee, the Company entered into an amendment of each Note to extend the due date for the fourth annual installment under the Notes (in the aggregate amount of $450,000) to December 1, 2009 and the final installment (in the aggregate amount of $950,500) to March 1, 2010 from the original agreement payment date of May 1, 2009. Accordingly, the final payment under the Notes is due on March 1, 2010. With respect to the fiscal year ended March 31, 2009, the Company paid $150,000 in principal and $37,527 in interest under the Risser Note and $300,000 in principal and $75,054 in interest under the Williamson Note.

     The Company’s written Code of Business Conduct and Ethics provides that all conflicts of interest, including transactions with executive officers, directors or their family members, are prohibited unless approved by the Board or a Committee of the Board. In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and are required to notify the Company of any changes in that information. These reports are reviewed by the Company and, as appropriate, the Company’s outside counsel. If any director, executive officer or other employee of the Company becomes aware of a conflict of interest or potential conflict of interest, such person is required to bring it to the attention of an executive officer, the Audit Committee or the Board.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     BDO Seidman, LLP, independent auditors, audited the Company’s financial statements for the 2009 fiscal year. BDO Seidman, LLP has been engaged by the Company as its independent auditor since July 19, 2007. Representatives of BDO Seidman are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

INDEPENDENT AUDITOR FEES

     The following table sets forth the aggregate fees billed to the Company for professional audit services rendered by BDO Seidman, LLP for the audit of the Company’s annual financial statements and review of its financial statements included in the Company’s quarterly reports on Form 10-Q for t he 2009 and 2008 fiscal years, and fees billed for other services rendered by BDO Seidman for such fiscal years.

	2009	2008
Audit Fees (1)	$167,987	$178,238
Audit Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
Total	$167,987	$178,238
____________________

1)

The fees were related to the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, reviews of its interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, services rendered in connection with the review and our response to a SEC comment letter and for work performed on the S-3 Registration Statement.

     The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for the Company under applicable federal securities regulations. While it is the general policy of the Audit Committee to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT*

     For the fiscal year ended March 31, 2009, the Audit Committee consisted of M. Scott Farese, Stephen P. Soltwedel and Donald Pastor. The Board has affirmatively determined that Messrs. Farese, Soltwedel and Pastor are independent as determined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the NYSE Amex listing standards. The Committee operates under a written charter adopted by the Board.

     As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed our audited financial statements as of and for the year ended March 31, 2009 with management, the internal auditor and BDO Seidman, LLP (BDO), our independent registered public accounting firm. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and BDO. The Committee discussed with BDO matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees). BDO also provided the Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board, and the Committee discussed with BDO its independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee
Stephen P. Soltwedel (Chairman)
Donald Pastor
M. Scott Farese
____________________

*

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the 1934 Act, the Audit Committee Report shall not be incorporated by reference in any such filings.

MISCELLANEOUS

Annual Report

     The Company’s 2009 Annual Report is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

     AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2009. PLEASE MAIL YOUR REQUEST TO THE SECRETARY, ADVANCED PHOTONIX, INC., 2925 BOARDWALK, ANN ARBOR, MICHIGAN 48104. YOU MAY ALSO ACCESS OUR FORM 10-K UNDER THE “INVESTORS” LINK ON OUR WEBSITE AT WWW.ADVANCEDPHOTONIX.COM.

Proposals of Stockholders; Stockholder Business

     If you wish to submit a proposal for consideration at our 2010 Annual Meeting of Stockholders, you should submit the proposal in writing to the Secretary of the Company at the address set forth on the Notice page of this Proxy Statement. Proposals must be received by us on or before March 19, 2010, for inclusion in next year’s proxy materials. If you submit a proposal you must, in all other respects, comply with Rule 14a-8 under the Securities Exchange Act of 1934. If next year’s annual meeting is held on a date more than 30 days before or after August 21, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. If you intend to present a proposal at our 2010 Annual Meeting without inclusion of the proposal in our proxy materials, you are required to provide notice of the presenting proposal to the Company in accordance with our by-laws no later than June 22, 2010 nor earlier than May 23, 2010.

     If a properly submitted stockholder proposal is received after June 22, 2010, we may vote in our discretion as to that proposal all of the shares for which we have received proxies for the 2010 Annual Meeting of Stockholders.

     Your vote is important. We urge you to vote without delay.

By Order of the Board of Directors,

ROBIN F. RISSER,
Secretary

Dated: July 17, 2009

ADVANCED PHOTONIX, INC. 2925 BOARDWALK ANN ARBOR, MI 48104
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors
Nominees

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

01	Richard D. Kurtz	02	Robin F. Risser	03	Lance Brewer	04	M. Scott Farese	05	Donald Pastor
06	Stephen P. Soltwedel

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

ADVANCED PHOTONIX, INC.
Proxy - For the Annual Meeting of Stockholders -
August 21, 2009

I appoint Richard D. Kurtz and Robin F. Risser, or either of them, as my proxies, with full power of substitution, to vote all shares of Class A Common Stock of ADVANCED PHOTONIX, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on August 21, 2009 at 10:00 a.m. at the Company's principal office at 2925 Boardwalk, Ann Arbor, Michigan and at any adjournments of the meeting on all matters coming before said meeting.

     My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Proposal 1. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors Recommends a Vote FOR Proposal 1.

(continued on reverse side)